Exhibit 99

           Paramount Pictures Completes Acquisition Of DreamWorks SKG

HOLLYWOOD, CA (February 1, 2006) -- Paramount Pictures, a unit of Viacom Inc. (NYSE: VIA; VIA.B), announced today that it has closed on its acquisition of DreamWorks SKG for $1.6 billion in cash and assumption of debt. The announcement was made today by Paramount Chairman & CEO Brad Grey. The company noted that it is well along in its process to sell the DreamWorks live action film library.

Under the agreement, Steven Spielberg and David Geffen of DreamWorks will remain in their respective roles as producer/director and Chairman. In addition, the company has entered into an exclusive 7-year agreement to distribute films from DreamWorks Animation, led by Chairman Jeffrey Katzenberg.

About Paramount Pictures

Paramount Pictures is part of the entertainment operations of Viacom Inc., one of the leading global entertainment content companies, with prominent and respected brands in focused demographics across virtually all media.

About Viacom

Viacom is one of the leading global entertainment content companies, with prominent and respected brands in focused demographics across virtually all media. Offering programming and content for television, motion pictures and digital platforms, Viacom's world-class brands include MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 100 networks around the world), BET, Paramount Pictures, Paramount Home Entertainment, DreamWorks SKG and Famous Music. More information about Viacom and its businesses is available at http://www.viacom.com.